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Exhibit 5.1

         [MILBANK, TWEED, HADLEY & McCLOY LLP LETTERHEAD]

November 9, 2007

KGen Power Corporation
Four Oaks Place
1330 Post Oak Boulevard, Suite 1500
Houston, TX 77056

  Re:
  KGen Power Corporation
   Offering of Common Stock

Ladies and Gentlemen:

        We have acted as special counsel to KGen Power Corporation, a Delaware corporation (the "Company"), in connection with registration for resale by the persons (the "Selling Stockholders") to be listed in the registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "SEC") on November 9, 2007 (as such may be further amended or supplemented, the "Registration Statement"), of up to 55,476,784 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein.

        In rendering the opinion expressed below, we have examined originals, or certified, conformed or reproduction copies, of such documents and records as we have deemed appropriate, including (i) the Registration Statement and the accompanying prospectus, (ii) the Certificate of Incorporation of the Company, (iii) the Bylaws of the Company and (iv) such other records, agreements, certificates, instruments and other documents as we have deemed relevant or necessary as the basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company.

        Based upon and subject to the foregoing, and subject also to the assumptions and qualifications set forth below, and having regard to legal considerations we deem relevant, we are of the opinion that the Shares of the Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

        The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. This opinion is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, the reported judicial decisions interpreting the Delaware laws and the federal law of the United States. We do not express, or purport to express, any opinion concerning the law of any other jurisdiction.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus that forms a part of the

Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

                      Very truly yours,

                      /s/ Milbank, Tweed, Hadley & McCloy LLP

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  Exhibit 5.1